EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BIOSCRIP APPOINTS TRICIA HUONG THI NGUYEN TO BOARD OF DIRECTORS

ELMSFORD, N.Y. – January 14, 2014 – BioScrip®, Inc. (NASDAQ: BIOS) today announced that it has appointed Tricia Huong Thi Nguyen, M.D., 41, to its Board of Directors, effective immediately. The addition of Dr. Nguyen increases the size of the Board from eight to nine members, eight of whom are independent and all of whom are elected annually. As an independent director, Dr. Nguyen will serve on the Nominating and Governance Committee and the Corporate Strategy Committee and will stand for election at the Company’s 2014 Annual Meeting of Stockholders.

Dr. Nguyen is an industry veteran with more than 20 years of leadership experience in managed care and health insurance. She currently serves as the president of Texas Health Population Health, Education, Research and Innovation Center, an organization devoted to sharing best practices, disseminating information about innovative approaches, leading physician-directed population health initiatives and coordinating community-based well-being collaboration.

“Dr. Nguyen has a passion for patient care and a deep understanding of our industry, and we are pleased to welcome her to the BioScrip Board of Directors,” said Myron Holubiak, Chairman of the Board. “Dr. Nguyen’s extensive healthcare expertise, combined with her appreciation of payer relationships, will help BioScrip continue to advance its strategy toward a home infusion and post-acute care model. On behalf of the entire Board, we look forward to benefiting from her insights and contributions.”

Until September 2013, Dr. Nguyen served as the Chief Medical Officer of Banner Health Network, where she oversaw the activities of more than 2,500 physicians. Between 2008 and 2011 she held senior positions at Blue Cross Blue Shield in Kansas City and Florida. From August 2005 to April 2008, Dr. Nguyen was Vice President and Market Medical Officer of Humana, Inc., a managed health care company that markets and administers health insurance. Dr. Nguyen received her medical degree from the University of Missouri’s Columbia School of Medicine and her Bachelors of Science from Creighton University School of Pharmacy. She also holds a Medical Management Executive MBA from the University of Texas at Dallas.

About BioScrip, Inc.

BioScrip, Inc. is a leading national provider of infusion and home care solutions. BioScrip partners with physicians, healthcare payors, government agencies, hospital systems and pharmaceutical manufacturers to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by quality, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves. BioScrip provides its infusion and home care services from 108 locations across 29 states.

Contacts:

Hai Tran, BioScrip, Inc., 952-979-3768

Lisa Wilson, In-Site Communications, Inc., 212-759-3929